Exhibit 4.4

NEUSTAR, INC.

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of June 5, 2001 (as amended, modified or supplemented from time to time, this “Agreement”), by and among (i) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership; Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership; Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership; and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (collectively, the “Initial Warburg Holders”); (ii) DB Capital Investors, L.P., a Delaware limited partnership (the “Initial DB Holder”); (iii) ABS Capital Partners IV, L.P., a Delaware limited partnership; ABS Capital Partners IV Offshore, L.P., a Delaware limited partnership; ABS Capital Partners IV-A, L.P., a Delaware limited partnership; and ABS Capital Partners IV Special Offshore, L.P., a Delaware limited partnership (collectively, the “Initial ABS Holders”); and (iv) NeuStar, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company, the Initial DB Holder, the Initial ABS Holders and the Initial Warburg Holders have entered into a Securities Purchase Agreement, dated as of June 5, 2001 (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement”), pursuant to which, among other things, the Initial DB Holder, the Initial ABS Holders and the Initial Warburg Holders have agreed to purchase, and the Company has agreed to issue and sell, subject to the conditions set forth therein, (i) an aggregate of 9,098,525 shares of Series D Voting Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series D Preferred Stock”), which shares are convertible into shares of Common Stock, $.002 par value per share, of the Company (the “Common Stock”) in accordance with the terms thereof and (ii) upon the request of the Company from time to time after the date hereof, up to an aggregate of 4,633,508 shares of Series E Voting Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series E Preferred Stock”), which shares are convertible into shares of Common Stock in accordance with the terms thereof;

WHEREAS, the Initial Warburg Holders collectively own on the date hereof (after giving effect to the transactions contemplated in the Securities Purchase Agreement to occur on the date hereof) (i) 28,569,692 shares of Series C Voting Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series C Preferred Stock”), which shares are convertible into shares of Common Stock in accordance with the terms thereof, (ii) 673,965 shares of Series D Preferred Stock, and (iii) warrants to purchase 4,543,845 shares of Common Stock (collectively, the “Warrants”); and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated in the Securities Purchase Agreement that the parties hereto execute and deliver this Agreement;

NOW THEREFORE, in consideration of the premises, mutual promises and covenants contained in this Agreement and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions.  Terms defined in the Securities Purchase Agreement are used herein as therein defined.  In addition, the following terms, as used herein, have the following meanings.

“ABS Holders” means, collectively, the Initial ABS Holders, their direct and indirect successors and permitted assigns and any direct or indirect transferee of any Registrable Securities initially held by any of the Initial AB S Holders.

“Agreement” has the meaning set forth in the preamble.

“Commission” means the United States Securities and Exchange Commission, and any successor thereto.

“Common Stock” has the meaning set forth in the first recital “Company” has the meaning set forth in the preamble,

“Conversion Shares” means, collectively, all shares of Common Stock or other securities issued upon the conversion of any Preferred Stock or upon the exercise of any Warrants, in each case in accordance with the terms thereof,

“Demand Registration” means a registration under the Securities Act requested in accordance with Section 2.01.

“DB Holders” means, collectively, the Initial DB Holder, its direct and indirect successors and permitted assigns and any direct or indirect transferee of any Registrable Securities initially held by the Initial DB Holder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time,

“Holders” means, collectively, the Warburg Holders, the DB Holders and the ABS Holders.

“Indemnified Party” has the meaning set forth in Section 4.03.

“Indemnifying Party” has the meaning set forth in Section 4.03.

“Initial ABS Holders” has the meaning et forth in the preamble.

“Initial DB Holder” has the meaning set forth in the preamble.

“Initial Holders” means, collectively, the Initial Warburg Holders, the Initial DB Holder and the Initial ABS Holders.

“Initial Public Offering” means the initial underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“Initial Warburg Holders” has the meaning set forth in the preamble.

“Losses” has the meaning set forth in Section 4.01.

“Material Adverse Effect” has the meaning set forth in Section 2.01(e)

“Person” means arty individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Piggyback Registration” has the meaning set forth in Section 2.02.

“Preferred Stock” means, collectively, the Series Preferred Stock, the Series D Preferred Stock and the Series F Preferred Stock.

“Registrable ABS Securities” means, collectively, (a) any Registrable Common Stock from time to time acquired or held by any ABS Holder (whether upon the conversion of any Preferred Stock or otherwise) and (b) any securities of the Company or any successor entity into which Registrable Common Stock may hereafter be reclassified, converted or changed.  As to any particular Registrable ABS Securities, such securities shall cease to be Registrable ABS Securities upon the earliest to occur of (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement in accordance with the plan of distribution set forth therein; (ii) such securities shall have been transferred pursuant to Rule 144 or are eligible for sale under rule 144(k) without regard to the volume limitations contained in Rule 144(e); (iii) such securities shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force; or (iv) such securities shall have ceased to be outstanding.

“Registrable Common Stock” means, with respect to any Person, the shares of Common Stock (including, without limitation, the Conversion Shares) now or hereafter held by such Person, together with any securities issued in respect thereof in connection with any stock split, stock dividend, merger, consolidation, reclassification, recapitalization or similar event with respect to such shares of Common Stock.

“Registrable DB Securities” means, collectively, (a) any Registrable Common Stock from time to time acquired or held by any DB Holder (whether upon the conversion of any Preferred Stock or otherwise) and (b) any securities of the Company or any successor entity into which Registrable Common Stock may hereafter be reclassified, converted or changed.  As to any particular Registrable DB Securities, such securities shall cease to be Registrable DB Securities upon the earliest to occur of (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement in accordance with the plan of distribution set forth therein;

(ii) such securities shall have been transferred pursuant to Rule 144 or are eligible for sale under Rule 144(k) without regard to the volume limitations contained in Rule 144(e); (iii) such securities shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force; or (iv) such securities shall have ceased to be outstanding,

“Registrable Securities” means, collectively, the Registrable AB Securities, the Registrable DB Securities and the Registrable Warburg Securities.

“Registrable Warburg Securities” means, collectively, (a) any Registrable common Stock from time to time acquired or held by any Warburg Holder (whether upon the conversion of any Preferred Stock, the exercise of any Warrants or otherwise) and (b) any securities of the Company or any successor entity into which Registrable Common Stock may hereafter be reclassified, converted or changed.  As to any particular Registrable Warburg Securities, such securities shall cease to be Registrable Warburg Securities upon the earliest to occur of (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement in accordance with the plan of distribution set forth therein; (ii) such securities shall have been transferred pursuant to Rule 144 or are eligible for sale under Rule 144(k) without regard to the volume limitations contained in Rule 144(e); (iii) such securities shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force; or (iv) such securities shall have ceased to be outstanding.

“Registration Expenses” has the meaning set forth in Section 3.02.

“Requesting Holders” means the Holders requesting a Demand Registration, and shall include, except in the case of Section 2.01(c), parties deemed “Requesting Holders” pursuant to Sections 2.01 (a)(v), (vi) and (vii).

“Rule 144” means Rule 144 (or any successor rule of similar effect) promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Securities Purchase Agreement” has the meaning set forth in the first recital.

“Selling Holder” means any Holder which is selling Registrable Securities pursuant to a public offering registered hereunder.

“Series C Preferred Stock” has the meaning set forth in the second recital.

“Series D Preferred Stock” has the meaning set forth in the first recital.

“Series E Preferred Stock” has the meaning set forth in the first recital.

“Shelf Registration” means a Demand Registration which is effected pursuant to Rule 415 under the Securities Act.

“Underwriter” means a securities dealer which purchases any Registrable Securities as principal in connection with a Demand Registration or a Piggyback Registration and not as part of such dealer’s market-making activities.

“Warburg Holders” means, collectively, the Initial Warburg Holders, their direct and indirect successors and permitted assigns and any direct or indirect transferee of any Registrable Securities initially held by any of the Initial Warburg Holders.

“Warrants” has the meaning set forth in the second recital.

Section 1.02  Internal References.  Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01  Demand Registration.  (a) (i) Holders of not less than a majority of the Registrable Warburg Securities may make up to three (3) written requests for a Demand Registration (of which such Demand Registrations, two (2) may be Shelf Registrations) of all or any part of the Registrable Warburg Securities held by such Warburg Holders; provided that the Warburg Holders shall not be entitled to a Demand Registration if, during the nine (9) months preceding such request, a Demand Registration shall have been declared effective by the Commission and the requesting Warburg Holders included Registrable Securities in such Demand Registration.  In the event that any Initial Warburg Holder requests a registration pursuant to this Section 2.01(a)(i) in connection with a distribution of Registrable Warburg Securities to its partners, the registration shall, if requested by such Initial Warburg Holder, provide for the resale by such partners.

(ii)                                  Holders of not less than a majority of the Registrable DB Securities may make up to two (2) written requests for a Demand Registration (of which such Demand Registrations, one (1) may be a Shelf Registration) of all or any part of the Registrable DB Securities held by such DB Holders; provided that (A) no such Demand Registration may be requested by the DB Holders if the related registration statement would be required to become effective prior to the date which is one hundred and eighty one (181) days after the consummation of an Initial Public Offering and (B) the DB Holders shall not be entitled to a Demand Registration if, during the nine (9) months preceding such request, a Demand Registration shall have been declared effective by the Commission and the requesting DB Holders included Registrable Securities in such Demand Registration.  In the event that the Initial DB Holder requests a registration pursuant to this Section 2.01(a)(ii) in connection with a distribution of Registrable DB Securities to its partners, the registration shall, if requested by the Initial DB Holder, provide for the resale by such partners.

(iii)                               Holders of not less than a majority of the Registrable ABS Securities may make one (1) written request for a Demand Registration of all or any part of the Registrable ABS Securities held by such ABS Holders; provided that (A) no such Demand Registration may be requested by the ABS Holders if the related registration statement would be required to become effective prior to the date which is one hundred and eighty one (181) days after the consummation of an Initial Public Offering and (B) the ABS Holders shall not be entitled to a Demand Registration if, during the nine (9) months preceding such request, a Demand Registration shall have been declared effective by the Commission and the requesting ABS Holders Included Registrable Securities in such Demand Registration.  In the event that any Initial ABS Holder requests a registration pursuant to this Section 2.01 (a)(iii) in connection with a distribution of Registrable ABS Securities to its partners, the registration shall, if requested by such Initial ABS Holder, provide for the resale by such partners.

(iv)                              Any request for a Demand Registration will specify the aggregate number of shares of Registrable Securities proposed to be sold by the Requesting Holders and will also specify the intended method of disposition thereof.  Any such request for a Demand Registration shall specify whether such registration will be a Shelf Registration.  For so long as the Initial Warburg Holders hold Registrable Warburg Securities, no Demand Registration made by any Warburg Holder shall be a Shelf Registration without the consent of a majority in interest of the Initial Warburg Holders.  For so long as the Initial DB Holder holds Registrable DB Securities, no Demand Registration made by any DB Holder shall be a Shelf Registration without the consent of the Initial DB Holder.  For so long as the Initial ABS Holders hold Registrable ABS Securities, no Demand Registration made by any ABS Holder shall be a Shelf Registration without the consent of a majority in interest of the Initial ABS Holders.  The Company shall not be required to honor any written request for a Demand Registration with respect to the Registrable Warburg Securities, the Registrable DH Securities or the Registrable ABS Securities, as the case may be, unless such Registrable Securities subject to such Demand Registration shall (x) have an anticipated aggregate public market offering price of not less than ten million dollars ($10,000,000), or (y) constitute not less than fifteen percent (15%) of the Registrable Securities held on the date of this Agreement by the respective Initial Holders of such Registrable Securities requesting such Demand Registration or (z) constitute all remaining Registrable Securities held by the Holders of such Registrable Securities requesting such Demand Registration.  A registration will not count as a Demand Registration unless it has become effective, unless it has been withdrawn at the request of the Requesting Holders.

(v)                                 Upon receipt of any request for a Demand Registration by Holders of not less than a majority of the Registrable Warburg Securities held by the Warburg Holders, the Company shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, and subject to Section 2.01(e), all such Holders shall have the right, exercisable by written notice to the Company within ten (10) days of their receipt of the Company’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request.  All such Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this Section 2.01; provided that any DB

Holders and any ABS Holders shall not be deemed to be “Requesting Holders” for purposes of Section 2.01(c) or for purposes of clause (x) of the proviso set forth in the last sentence of Section 2.01(e).

(vi)                              Upon receipt of any request for a Demand Registration by Holders of not less than a majority of the Registrable DB Securities held by the DB Holders, the Company shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, and subject to Section 2.01(e), all such Holders shall have the right, exercisable by written notice to the Company within ten (10) days of their receipt of the Company’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request.  All such Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this Section 2.01; provided that any Warburg Holders and any AB Holders shall not be deemed to be “Requesting Holders” for purposes of Section 2.01(c) or for purposes of clause (x) of the proviso set forth in the last sentence of Section 2.01(e).

(vii)                           Upon receipt of any request for a Demand Registration by Holders of a majority of the Registrable ABS Securities held by the ABS Holders, the Company shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, and subject to Section 2,01(e), all such Holders shall have the -right, exercisable by written notice to the Company within ten (10) days of their receipt of the Company’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request.  All such Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” fox purposes of this Section 2.01; provided that any Warburg Holders and any DB Holders shall not be deemed to be “Requesting Holders” for purposes of Section 2.01(c) or for purposes of clause (x) of the proviso set forth in the last sentence of Section 2.01(e).

(b)                                 In the event that the Requesting Holders withdraw or do not pursue a request for a Demand Registration and, pursuant to Section 2.01(a) hereof, such Demand Registration is deemed to have been effected, the Holders may reacquire such Demand Registration (such that the withdrawal or failure to pursue a request will not count as a Demand Registration hereunder) if the Requesting Holders reimburse the Company for any and all Registration Expenses actually incurred by the Company in connection with such request for a Demand Registration.

(c)                                  If the Requesting Holders so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a “firm commitment” underwritten offering.  The Company shall have the right to select the managing Underwriters and any additional investment bankers and managers to be used in connection with any offering under this Section 2.01, subject to the approval of a majority in interest of the Requesting Holders, which approval shall not be unreasonably withheld.

(d)                                 The Requesting Holders will inform the Company of the time and manner of any disposition of Registrable Securities (which may be pursuant to a Shelf Registration), and agree to take reasonable action to cooperate with the Company in effecting the disposition of the

Registrable Securities in a manner that does not unreasonably disrupt the public trading market for the Common Stock,

(e)                                  Priority on Demand Registrations.  No securities to be sold for the account of any Person (including the Company) other than a Requesting Holder shall be included in a Demand Registration unless the managing Underwriter or Underwriters shall advise the Company and the Requesting Holders in writing that the inclusion of such securities will not materially and adversely affect the price, distribution or timing of the offering (a “Material Adverse Effect”).  Any additional securities to be included in a Demand Registration pursuant to this Section 2.01(e) shall be included in such Demand Registration in accordance with their relative rights.  Furthermore, in the event the managing Underwriter or Underwriters shall advise the Company or the Requesting Holders that even after exclusion of all securities of other Persons (including the Company) pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause a Material Adverse Effect, the Registrable Securities of the Requesting Holders to be included in such Demand Registration shall equal the number of shares which the Company and the Requesting Holders are so advised can be sold in such offering without a Material Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Registrable Securities held by each such Requesting Holder; provided, however, that if more than twenty percent (20%) of the Registrable Securities originally requested to be registered pursuant to a Demand Registration under Section 2.01 are excluded from registration hereunder, then (x) the Requesting Holders shall have the right to withdraw all of their shares from such registration, (y) such registration will not count as a Demand Registration for purposes of this Section 2.01 and (z) upon such withdrawal, the Company shall not have the obligation to effect such Demand Registration.

Section 2.02  Piggyback Registration.  (a) If the Company at any time proposes to file a registration statement under the Securities Act with respect to an offering of securities for its own account or for the account of another Person (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) and other than a Demand Registration hereunder), the Company shall give written notice of such proposed filing to the Holders at the address set forth in the share register of the Company as soon as reasonably practicable (but in no event less than fifteen (15) days before the anticipated date on which such registration will be first filed with the Commission), undertaking to provide each Holder the opportunity to register on the same terms and conditions such number and type of Registrable Securities as such Holder may request (a “Piggyback Registration”).  Each Holder will have ten (10) business days after receipt of any such notice to notify the Company as to whether it wishes to participate in a Piggyback Registration (which notice shall not be deemed to be a request for a Demand Registration); provided that should a Holder fail to provide timely notice to the Company, such Holder will forfeit any rights to participate in the Piggyback Registration with respect to such proposed offering.  In the event that the registration statement is filed on behalf of a Person other than the Company, the Company will use its reasonable best efforts to have the shares of Registrable Securities that the Holders wish to sell included in the registration statement.  If the Company shall determine in its sole discretion not to register or to delay the proposed oft-ring, the Company shall, provide written notice of such determination to the Holders and (i) in the case of a determination not to effect the proposed offering, shall thereupon be relieved of the obligation to register such Registrable Securities in connection therewith and

(ii) in the case of a determination to delay a proposed offering, shall thereupon be permitted to delay registering such Registrable Securities for the same period as the delay in respect of the proposed offering, in any case, without obligation or liability to any Holder.  As between the Company and the Selling Holders, the Company shall be entitled to select the Underwriters in connection with any Piggyback Registration. In the event that any Initial Warburg Holder, the Initial DB Holder or any Initial ABS Holder, as the case may be, requests a registration pursuant to this Section 2.02(a) in connection with a distribution of Registrable Warburg Securities. Registrable DB Securities or Registrable ABS Securities, as the case may be, to its respective partners, the registration shall, if requested by such Initial Warburg Holder, Initial DB Holder or Initial ABS Holder, as the case may be, provide for the resale by such partners.

(b)                                 Priority on Piggyback Registrations.  Subject to the succeeding provisions of this Section 2.02(b), if the managing Underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Piggyback Registration by any Holder would cause a Material Adverse Effect, the Company will be obligated to include in such registration statement, as to each Holder only a portion of the shares such Holder has requested be registered equal to the ratio which such Holder’s requested shares bears to the total number of shares requested to be included in such registration statement by the Company and all Persons which have the contractual right to request that their shares be included in such registration statement and which have requested their shares be included; provided, however, that the provisions of this sentence shall not be applicable to the Person or Persons initiating such registration statement.  If the Company initiated the registration, then the Company may include all of its securities in such registration statement before any such Holder’s requested shares are included.  If another security holder initiated the registration and the Company wishes to include any of its securities in such registration statement, then the number of securities which all security holders (which have the contractual right to request that their shams be included in such registration statement, including the Holders) and the Company have requested or otherwise sought to be included in such registration statement shall be reduced as necessary pro rata in proportion to the relative number of securities requested or otherwise sought by each such security holder and the Company to be included in such registration statement until the number of securities to be included in such registration statement no longer exceeds the number which can be sold in such offering.  If, as a result of the provisions of this Section 2.02(b), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement prior to its effectiveness.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.01  Filings; Information.  In connection with the registration of Registrable Securities pursuant to Section 2.01 and Section 2.02 hereof, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities as promptly as is reasonably practicable, and in connection with any such request:

(a)                                  The Company will expeditiously prepare and file as soon as practicable but in any event within sixty (60) days with respect to a Demand Registration) with the

Commission a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective (i) with respect to any Demand Registration (other than a Shelf Registration) or Piggyback Registration, for such period equal to the lesser of (x) ninety (90) days, and (y) the completion of the distribution of such securities and (ii) with respect to a Shelf Registration, until the earlier of the sale of all Registrable Securities thereunder and the end of the 12th calendar month from the time the Shelf Registration becomes effective; provided that if the Company shall furnish to the Selling Holder a certificate signed by the Company’s Chairman or president stating that the Company’s Board of Directors (not including directors nominated by the Selling Holders) has determined in good faith that required financial statements are not available or that it would be detrimental or otherwise disadvantageous to the Company or its stockholders for such a registration statement to be filed as expeditiously- as possible because the sale of Registrable Securities covered by such registration statement or the disclosure of information in any related prospectus or prospectus supplement would materially interfere with any acquisition, financing or other material event or transaction which is then intended or the public disclosure of which at the time would be materially prejudicial to the Company, the Company may postpone the filing or effectiveness of a registration statement for a period of not more than one hundred and twenty (120) days; provided, fuurther, that the Company shall not exercise its right to preempt, delay or postpone any registration pursuant to the first proviso to this Section 3.01(a) or Section 3.01(b) for more than one hundred and eighty (180) days in the aggregate for all such provisions during any period of three hundred sixty (36O) consecutive days; provided, further, that the Company may exercise its rights under Section 3.01 (a) only once with respect to any particular registration statement; and provided, further, that if (i) the effective date of any registration statement filed pursuant to a Demand Registration would otherwise be at least forty five (45) calendar days, but fewer than ninety (90) calendar days, after the end of the Company’s fiscal year and (ii) the Securities Act requires the Company to include audited financial statements of the Company as of the end of such fiscal year, the Company may delay the effectiveness of such registration statement for such period as is reasonably necessary to include therein its audited financial statements for such fiscal year.

(b)                                 Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that the Company shall not be required to keep any Shelf Registration effective or useable for offers and sales of the Registrable Securities, file a post effective amendment to a Shelf Registration statement or prospectus supplement of to supplement or amend any registration statement, if the Company has determined that required financial statements are not available to it or if the Company is then involved in discussions concerning, or otherwise engaged in, any material financing or investment, acquisition or divestiture transaction or other material business purpose, if the Company determines in good faith that the keeping of such Shelf Registration effective or useable or the making of such a filing, supplement or amendment at such time would interfere with such transaction or purpose.  The Company shall promptly give the Holders of Registrable Securities written notice of such postponement containing a general statement of the reasons for such postponement and an approximation of the anticipated delay.  Upon receipt by a Holder of Registrable Securities of notice of an event of the kind described in this Section 3.01(b), such Holder shall forthwith discontinue such Holder’s disposition of Registrable Securities until such Holder’s receipt of notice from the Company that such disposition may continue and of any supplemented or amended prospectus indicated in such notice.  Notwithstanding anything to the contrary contained herein, the Company shall not be entitled to preempt, delay or postpone the filing or effectiveness of any registration statement, pre- or post-effective amendment or supplement to any registration statement or prospectus supplement pursuant to the first proviso of Section 3,01 (a or this Section 3-01(b) for more than one hundred and eighty (180) days in the aggregate for all such provisions during any period of three hundred sixty (360) consecutive days.

(c)                                  Before filing a ;registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to any Selling Holder and to the applicable managing Underwriters, if any, draft copies of all such documents proposed to be filed at least ten (10) days prior thereto, which documents will be subject to the reasonable review of such Selling Holders, the applicable managing Underwriters, if any, and their respective counsel, agents and representatives, and the Company will not file any registration statement or amendment thereto or any prospectus or any supplement thereto (including such documents incorporated by reference) to which any Selling Holder or Underwriter shall reasonably object.

(d)                                 The Company will notify the Selling Holders requesting such registration and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company (i) when the registration statement or any amendment thereto has been filed or becomes effective, the prospectus or any amendment or supplement to the prospectus has been filed (ii) of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information, (iii) if at any time the representations and warranties of the Company contemplated by Section 5.01 cease to be true and correct and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(e)                                  After the filing of the registration statement, the Company will promptly notify the Selling Holders of any stop order issued, or, to the Company’s knowledge, threatened to be issued, by the Commission and use its reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

(f)                                    The Company will prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and.. the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than ninety (90) days (or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold or withdrawn, but not prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174

thereunder, if applicable), cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 42.4 under the Securities Act, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement (to the extent such compliance obligations fall on the Company) during such period in accordance with the intended methods of disposition by the Selling Holders set forth in such registration statement.

(g)                                 The Company will furnish to each Selling Holder requesting such registration and the managing Underwriter, if any, without charge, one signed copy and such number of conformed copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and any amendments or supplements thereto, any documents incorporated by reference therein and such other documents as any such Selling Holder or such managing Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities (it being understood that, subject to Section 3.01(b) hereof, the Company consents to the use of the prospectus (including the preliminary prospectus) and any amendment or supplement thereto by the Selling Holder requesting such registration and the managing Underwriter, if any, in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto).

(h)                                 The Company will use its reasonable best efforts to qualify the Registrable Securities for offer and sale under such other securities or blue slew laws of such jurisdictions in the United States as the Selling Holders reasonably request; keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required under this Agreement or pursuant to applicable law to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder in such jurisdictions; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph 3.01(h), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(i)                                     The Company will as promptly as is practicable notify the Selling Holders, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered under the Securities Act, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and, subject to Section 3.01(b) hereof, promptly make available to the Selling Holders and to the Underwriters any such supplement or amendment.  Upon receipt of any notice of the occurrence of any event of the kind described in the preceding sentence, Selling Holders will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Selling Holders and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, the Selling Holders will deliver to the Company all copies, other than permanent file copies then in the possession of Selling Holders, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective as provided in Section 3.01(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Selling Holders such supplemented or amended prospectus.

(j)                                     The Company will enter into customary agreements (including an underwriting agreement in customary form, including customary representations, warranties, covenants, conditions and indemnities) and take such other actions as are required or reasonably requested by the Selling Holders or the managing Underwriter in order to expedite or facilitate the sale of such Registrable Securities.

(k)                                  At the request of any Underwriter in connection with an underwritten offering the Company will furnish an opinion of counsel, addressed to the Underwriters, covering such customary matters as the managing Underwriter may reasonably request and (ii) a comfort letter or comfort letters (and updates thereof) from the Company’s independent public accountants covering such customary matters as the managing Underwriter may reasonably request.

(l)                                     If requested by the managing Underwriter or any Selling Holder, the Company shall promptly incorporate in a prospectus supplement or post effective amendment such information as the managing Underwriter or any Selling Holder reasonably requests to be included therein, including without limitation, with respect to the Registrable Securities being sold by such Selling Holder, the purchase price being paid therefor by the Underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post effective amendment.

(m)                               The Company shall promptly make available for inspection by any Selling Holder or Underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such Selling Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Selling Holder or Underwriter in connection with such registration statement; provided that such Selling Holder shall {to the extent that the same is within its reasonable control) maintain, and cause its representatives to maintain, the confidentiality of such information (other than any information or portion thereof which (i) was in the public domain at or subsequent to the time such information or portion thereof was communicated to the receiving party by the disclosing party through no fault of the receiving party, (ii) was rightfully in the receiving party’s possession free of any obligation of confidentiality at or subsequent to the time such information or portion thereof was communicated to the receiving party by the disclosing party, (iii) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party or (iv) was communicated by the disclosing party to an unaffiliated third party free of any obligation of confidentiality); provided, however, that, notwithstanding anything to the contrary set forth above, the disclosure by any party of any such information or portion thereof (i) to any Affiliate of such disclosing party, or to any officer, director, employee, agent, representative, attorney or other advisor of such disclosing party or of any Affiliate of such disclosing party, which, in each case, agrees to be bound by the provisions of this Section 3.01(m), (ii) to any foreign or domestic Governmental or quasi-Governmental Authority, (iii) in response to an order by a court or other Governmental Authority, (iv) which is otherwise required by applicable law or regulation or (v) which is necessary or advisable to establish the rights of any party under this Agreement, shall not be considered to be a breach of this Agreement by the party making such disclosure.

(n)                                 The Company shall cause the Registrable Securities included in any registration statement to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (B) authorized to be quoted and/or listed (to the extent applicable) on the Nasdaq National Market, if the Registrable Securities so qualify.

(o)                                 The Company shall provide a CUSIP number, registrar and transfer agent for the Registrable Securities included in any registration statement not later than the effective date of such registration statement.

(p)                                 The Company shall cooperate with each Selling Holder and each Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.

(q)                                 The Company shall during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

(r)                                    The Company will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11 (a of the Securities Act and the rules and regulations of the Commission thereunder.

(s)                                  Following the consummation of an initial Public Offering, the Company shall use its reasonable best efforts to qualify for registration on Form S-3 for secondary sales as soon as possible.  The Company will use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or quoted on each inter-dealer quotation system on which the Common Stock is then listed or quoted.

The Company may require Selling Holders promptly to furnish in writing to the Company such information regarding such Selling Holders, the plan of distribution of the Registrable Securities and other information as may be legally required in connection with such registration, and the Selling Holders agree to do so as promptly as reasonably practicable.

Section 3.02  Registration Expenses.  The Company will pay all registration expenses (collectively, “Registration Expenses”) of the Selling Holders in connection with any Demand and/or Piggyback Registrations including but not limited to (i) registration and filing fees with the Commission and the National Association of Securities Dealers, Inc., (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) fees and expenses incurred in connection with the listing or quotation of the Registrable Securities, (v) fees and expenses of counsel to the Company and the reasonable fees and expenses of independent certified public accountants for the Company (including fees and expenses associated with the special audits or the delivery of comfort letters), (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration, (vii) all roadshow costs and expenses not paid by the Underwriters, (viii) rating agency fees and (ix) reasonable fees and expenses of one counsel to the holders of Registrable Securities.

The Company will not be required to pay for any underwriting discounts or commissions or any broker’s fees or other similar selling fees attributable to the sale of Registrable Securities, which shall be borne by the Holders of the Registrable Securities so registered pro rata on the basis of the number of their shares so registered.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.01  Indemnification by the Company.  The Company agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Selling Holder and its Affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each Person (if any) which controls a Selling Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (collectively, “Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or prospectus relating to the Registrable Securities (as amended or supplemented from time to time), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus, in light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by or contained in or based upon any information furnished in writing to the Company by or on behalf of such Selling Holder or any Underwriter expressly for use therein (which was not subsequently corrected in writing prior to the sale of Registrable Securities to the Person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such prospectus appropriately) or by the Selling Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Selling Holder with copies of the same.  The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person which controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.01.  Notwithstanding the foregoing, the Company shall have no obligation to indemnify under this Section 4.01 to the extent any such Losses have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from a Selling Holder’s or Underwriters willful misconduct or gross negligence.

Section 4.02  Indemnification by Selling Holders.  The Selling Holders agree to indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company and its Affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each Person (if any) which controls the Company within the meaning of either Section 1 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or prospectus relating to the Registrable Securities (supplemented from time to time) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus, in light of the circumstances under which they were made, not misleading, but only insofar as such Losses are caused by or contained in or based upon any information furnished in writing to the Company by or on behalf of such Selling Holder or any Underwriter expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such prospectus appropriately). Notwithstanding the foregoing, the Selling Holder shall have no obligation to indemnify under this Section 4.02 to the extent that any such Losses have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from the Company’s willful misconduct or gross negligence.

Section 4.03  Conduct of Indemnification Proceedings.  In case any claim or proceeding (including any governmental investigation) shall be instituted or threatened involving any Person in respect of which indemnity may be sought pursuant to Section 4.01 or Section 4.02, such Person (the “Indemnified Party”) shall promptly notify the Person against which such indemnity may be sought (the “Indemnifying Party”) in writing (it being understood that the failure to give such notice shall not relieve any Indemnifying Party from any liability which it may have hereunder except to the extent the Indemnifying Party is actually and materially prejudiced by such failure) and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any other Persons the Indemnifying Party may designate in such claim or proceeding and shall pay the fees and disbursements of such counsel related to such claim or proceeding.  If the Indemnifying Party does not elect within fifteen (15) days after receipt of the notice required hereby to assume the defense of any claim or proceeding, the Indemnified Party may assume such defense with counsel of its choice at the cost and expense of the Indemnifying Party.  In any such claim or proceeding where the Indemnifying Party has assumed the defense, any indemnified Party shall have the right to retain its oven counsel and participate in, but not control, the defense, but the fees and expenses of such counsel shall be at the expense of such

Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and, in the opinion of counsel for the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them or there exist defenses available to the Indemnified Party which are not available to the Indemnifying Party, in which case the Indemnified Party may retain counsel of its choice, which counsel shall be reasonably satisfactory to the Indemnifying Party, and such counsel may defend the Indemnified Party.  It is understood that the Indemnifying Party shall not, in connection with any claim or proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel for each such jurisdiction) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not settle any claim or proceeding without the written consent of the Indemnified Party, unless such settlement (x) requires no relief or penalty other than the payment of money damages, (y) does not require any Indemnified Party to admit culpability or fault in any respect and (z) contains a full and complete release of the Indemnified Party with respect to all matters arising from the facts giving rise to the underlying claim or proceeding.  The Indemnifying Party shall not be liable for any settlement of any claim or proceeding effected without its written consent, but if settled with such consent (riot to be unreasonably withheld), or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

Section 4.04  Contribution.  If the indemnification provided for in this Article IV is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Company, each Selling Holder and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and each Selling Holder agrees that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim or proceeding.  Notwithstanding the provisions of this Article IV, no Selling Holder shall be required to indemnify for or contribute any amount in excess of the amount by which the net proceeds of the offering received by such Selling Holder exceeds the amount of any damages, if any, which such Selling Holder has otherwise been required to pay to a third party by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person which was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

Section 5.01  Participation in Underwritten Registrations.  No Person may participate in any underwritten registered offering contemplated hereunder unless such Person (a), if the offering is underwritten, agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, (b) completes and executes all questionnaires, powers of attorney, custody arrangements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement and (c) furnishes in writing to the Company such information regarding such Person, the plan of distribution of the Registrable Securities and other information as the Company may from time to time request or as may be legally required in connection with such registration and (d) sells or otherwise transfers its securities in accordance with the plan of distribution described in the prospectus covering such sale and delivers a current prospectus in connection therewith in accordance with the requirements of the Securities Act; provided, however, that no such Person shall be required to make. any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Person’s ownership of his or it` Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (ii) such Person’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such person to indemnify pursuant to any such underwriting agreements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion to. and limited to, the net amount received by such Person from the sale of such Person’s Registrable Securities pursuant to such registration.

Section 5.02  Rule 144.  The Company covenants that, at all times after the consummation of an Initial Public Offering, it Will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Holders may reasonably request to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.  Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such reporting requirements.

Section 5.03  Termination.  The registration rights granted under this Agreement will terminate at such time as there shall no longer be any Registrable Securities.

Section 5.04  Amendments, Waivers, Etc.  This Agreement may not be amended, waived or otherwise modified or terminated except by an instrument in writing signed by (i) the Company, (ii) Holders of at least 66-2/3% of the Registrable Warburg Securities, (iii) Holders of least 66-2/3% of the Registrable DB Securities and (iv) Holders of at least 66-2/3% of the Registrable ABS Securities, whereupon the amendment shall be effective against the Company and all of the Holders.

Section 5.05  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.  Each party need not sign the same counterpart.

Section 5.06  Entire Agreement.  This Agreement, together with the Securities Purchase Agreement and the other Equity Documents referred to therein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.07  Governing Law.  This Agreement shall be governed by, and construed in accordance with, he laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 5.08  Assignment of Registration Rights.  Each Holder of the Registrable Securities may assign all or any part of its rights under this Agreement to any person to which such Holder sells, transfers or assigns at least 10% of its Registrable Securities; provide d that each Holder may assign all or any part of its rights under this Agreement to (i) any partner of or member in such Holder in connection with a distribution to such partner or member of Registrable Securities regardless of the number of shares of Registrable Securities so distributed or (ii) any Affiliate of such Holder.  In the event that the Holder shall assign its rights pursuant to this Agreement in connection ‘With the transfer of less than all its Registrable Securities, the Holder shall also retain his rights With respect to its remaining Registrable Securities.

Section 5.09  Specific Performance.  The Company agrees that monetary damages would not be adequate compensation for any loss inured by the Holders by reason of any breach by it of the provisions of this Agreement and hereby agrees that the Holders, in addition to any remedies which they may have at law, including monetary damages, will be entitled to the remedy of specific performance.

Section 5.10  No Superior Registration Rights.  The Company will not grant registration rights that conflict with those of the Holders pursuant to this Agreement,

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Initial Holders have caused this Agreement to be signed on their behalf by their officer thereunto duly authorized as of the date first written above

NEUSTAR, INC.

By:	/s/ Jeffrey Ganek
Name: Jeffrey Ganek
Title: Chief Executive Officer

WARBURG, PINCUS EQUITY PARTNERS, L.P.
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

Each by: Warburg, Pincus & Co., as General Partner

By:	/s/ Joseph P. Landy
Name: Joseph P. Landy
Title:

DB CAPITAL INVESTORS, L.P.

By:	DB Capital Partners, L.P., as General Partner

By:	DB Capital Partners, Inc., as General Partner

By:	/s/ Frank L. Schiff
Name: Frank L. Schiff
Title: Managing Director

ABS CAPITAL PARTNERS IV, L.P.
ABS CAPITAL PARTNERS IV OFFSHORE, L.P.
ABS CAPITAL PARTNERS IV-A, L.P.
ABS CAPITAL PARTNERS IV SPECIAL OFFSHORE, L.P.
Each by: Tim Weglicki, as General Partner

By:	Tim Weglicki
Name: Tim Weglicki
Title: General Partner